For immediate release

August 6, 2012

AmTrust Financial Announces Stock Dividend and Quarterly Cash Dividend

NEW YORK, August 6, 2012 (GLOBE NEWSWIRE) - AmTrust Financial Services, Inc. (Nasdaq: AFSI) today announced that its Board of Directors approved a stock dividend of 10%, or 0.10 shares for each common share. The stock dividend will be payable on September 20, 2012, to shareholders of record as of September 4, 2012.

In addition, the Board of Directors approved a quarterly cash dividend of $0.10 per share of common stock. The cash dividend will be payable on October 15, 2012, to shareholders of record as of October 1, 2012.

“We believe a stock dividend is an excellent vehicle for rewarding our shareholders and building shareholder value. We are confident in our ability to grow our business profitably to offset the dilutive impact of a stock dividend to earnings per share.” said Barry Zyskind, Chief Executive Officer of AmTrust.

Forward Looking Statements

This news release contains "forward-looking statements" that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that actual developments will be those anticipated by the Company. Actual results may differ materially from those expressed or implied in these statements as a result of significant risks and uncertainties, including, but not limited to, non-receipt of expected payments from insureds or reinsurers, changes in interest rates, a downgrade in the financial strength ratings of our insurance subsidiaries, the effect of the performance of financial markets on our investment portfolio, our estimates of the fair value of our life settlement contracts, development of claims and the effect on loss reserves, accuracy in projecting loss reserves, the cost and availability of reinsurance coverage, the effects of emerging claim and coverage issues, changes in the demand for our products, our degree of success in integrating acquired businesses, the effect of general economic conditions, state and federal legislation, regulations and regulatory investigations into industry practices, risks associated with conducting business outside the United States, developments relating to existing agreements, disruptions to our business relationships with Maiden Holdings, Ltd., American Capital Acquisition Corporation, or third party agencies and warranty administrators, difficulties with technology or breaches in data security, heightened competition, changes in pricing environments, and changes in asset valuations. The forward-looking statements contained in this news release are made only as of the date of this release. The Company undertakes no obligation to publicly update any forward-looking statements except as may be required by law. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those projected, is contained in the Company's filings with the Securities and Exchange Commission, including its annual report on Form 10-K and its quarterly reports on Form 10-Q.

About AmTrust Financial Services, Inc.

AmTrust Financial Services, Inc., headquartered in New York City, is a multinational insurance holding company, which, through its insurance carriers, offers specialty property and casualty insurance products, including workers’ compensation, commercial automobile and general liability; extended service and warranty coverage. For more information about AmTrust, visit www.amtrustgroup.com, or call AmTrust toll-free at 866.203.3037.

For more information, please contact:

AmTrust Financial Services, Inc.

Investor Relations

Elizabeth Malone CFA

646.458.7924

beth.malone@amtrustgroup.com

Hilly Gross

646.458.7924

Hilly.gross@amtrustgroup.com

AFSI-F